LOAN AGREEMENT
12-096

THIS LOAN AGREEMENT (the "Agreement") is made and entered into this 16th day of February, 2012, by and between STARFIGHTERS, INC., (hereinafter referred to as "Borrower"), whose address is at 1608 N. Jasmine Avenue, Tarpon Springs, FL, 34689, and SPACE FLORIDA, (hereafter referred to as "Lender"), an independent special district, a body politic and corporate, and a subdivision of the State of Florida, whose principle place of business is MS: SPFL, Bldg: M6-306, Room: 9030, Kennedy Space Center, FL 32899.

W I T N E S S E T H:

WHEREAS, Lender has previously issued Borrower loans in the aggregate principal amount of one million thirty six thousand dollars and sixty three cents ($1,036,000.63) (hereinafter referred to as the "Old Loans") to be used by Borrower to finance operating capital;

WHEREAS, Borrower has negotiated with Lender for an additional loan in the principal amount of Four Hundred Thousand Dollars and Zero Cents ($400,000.00) (hereinafter referred to as the "New Loan") to be used by Borrower to finance acquisition of certain business equipment; and

WHEREAS, Borrower and Lender wish to enter into this Agreement in order to set forth the terms and conditions of the disbursement of said business loan.

NOW THEREFORE, in consideration, the receipt and sufficiency which is hereby acknowledged, Borrower and Lender agree as follows:

ARTICLE I
LOAN DOCUMENTS

Prior to any disbursements, Borrower shall execute and deliver, or cause to be executed and delivered, to Lender the following documents (hereinafter collectively and together with this Agreement referred to as "Loan Documents"), all in a form satisfactory to Lender:

1. Promissory Note. A promissory note (the "Note") of even date herewith payable to the order of Lender in the principal amount of $1,436,000.63, which reflects the total of the Old Loans and the additional New Loan (hereinafter referred to as "Total Outstanding Loan"), and shall bear interest computed at a fixed interest rate of 1%, and a late fee of 10% of the then payment due but in no event shall the interest rate be greater than the interest rate allowed by law. The Promissory Note is attached hereto as Exhibit "B").

2. Security Agreement. A Security Agreement(s) (the "Security") encumbering the business assets described and set forth in Exhibit "A" attached hereto.

3. UCC-1 Financing, Statements (Local and State). UCC-1 Financing Statements covering the asset identified in this agreement.

ARTICLE II

 WARRANTIES OF BORROWER

Borrower hereby warrants to Lender as follows:

1. Validity of Loan Documents. That the Loan Documents are in all respects legal, valid, and binding according to their terms and grant to Lender a direct first priority security interest in the Borrower's collateral as described in the Security Agreement attached hereto as Exhibit "A".

2. Priority of Lien - Personalty. That no bill of sale, security agreement, financing statement, or other title retention agreement (except those executed in favor of Lender) has or will be executed with respect to the business assets as described in the Security Agreement.

3. Conflicting Transactions of Borrower. That the consummation of the transactions hereby contemplated and the performance of the obligations of Borrower under and by virtue of the Loan Documents will not result in any breach of, or constitute a default under, any mortgage, security deed, deed of trust, lease, bank loan or credit agreement, partnership agreement, or other instrument to which Borrower is a party or by which they may be bound or affected.

4. Pending Litigation. That there are no actions, suits, or proceedings pending, or to the knowledge of Borrower threatened against or affecting or involving the validity or enforceability of any of the Loan Documents or the priority of the lien thereof, at law or in equity, or before or by any governmental authority, except actions, suits and proceedings which are fully covered by insurance and which, if adversely determined, would substantially impair the ability of Borrower to perform each and every one of their respective obligations under and by virtue of the Loan Documents; and to the Borrower's knowledge, they are not in default with respect to any order, writ, injunction, decree, or demand of any court or any governmental authority.

5. Violations of Governmental Law, Ordinances or Regulations. That Borrower has no knowledge of any violations or notices of violations of any Federal or State law or municipal ordinance or order or requirement of the county or city in which the Premises are located or any municipal department or other governmental authority having jurisdiction affecting the Premises, which violations in any way relate to or affect the Premises.

6. Brokerage Commissions. Borrower warrants and represents to Lender that no broker is entitled to a commission in connection with the transaction contemplated herein. Borrower agrees to and shall indemnify Lender from any liability, claims, or losses arising by reason of any such brokerage commissions which are caused by Borrower or its agents. This provision shall survive the repayment of the Total Outstanding Loan made in connection herewith and shall continue in full force and effect so long as the possibility of such liability, claims or losses exists.

ARTICLE III

COVENANTS OF BORROWER

As to the asset secured herein borrower hereby covenant and agree with Lender as follows:

1. Insurance. To obtain and deliver to Lender prior to the closing of the Loan such insurance or evidence of insurance as Lender may reasonably require, including but not limited to, as to the security pledged, the following:

i) Hazard Insurance. An "all-risk" permanent insurance policy, including fire and extended coverage insurance, and such other hazard insurance as Lender may require with standard noncontributing mortgagee clauses and standard subrogation clauses. All such insurance to be in such amounts and form and by such companies as shall be approved by Lender, and copies of such policies together with appropriate endorsements thereto, setting forth to give Lender thirty (30) days' prior written notice of intention to cancel, not renew or amend shall be promptly delivered to lender.

ii) Comprehensive General Liability and Statutory Workmen's Compensation Insurance. A certificate from an insurance company indicating that Borrower is covered by comprehensive general liability insurance coverage. For the face amount of the "Note" all  such insurance to be in such amounts and form and by such companies as shall be approved by Lender, and copies of such policies together with appropriate endorsements thereto, setting forth to give Lender thirty (30) days' prior written notice of intention to cancel, not renew or amend shall be promptly delivered to lender.

2. Collection of Insurance Proceeds. To cooperate with Lender in obtaining for Lender the benefits of any insurance policy or other proceeds lawfully or equitably payable to them in connection with the transactions contemplated hereby and the collection of any indebtedness or obligation of Borrower to Lender incurred hereunder (including the payment by Borrower of the expenses of an independent appraisal on behalf of Lender in case of a fire or other casualty affecting the Improvements).

3. Books, Records and Financial Statements. Lender reserves and is granted the right upon default to examine the accounting compilations of the Borrower. Lender agrees not to disclose the Borrower information to third parties. All Borrower contracts and other agreements shall not be disclosed and remain the private and confidential information of the Borrower; considered proprietary information; a trade secret; and, such information shall be redacted in the sole discretion of the Borrower from any documents examined by the lender. This agreement shall constitute a non-disclosure agreement wherein the Lender shall not disclose any examined documents to third parties.

To the extent applicable, Borrower agrees to comply with the audit requirements of Section 215.97. Florida Statutes.

5. Payment of Taxes and Claims. Borrower shall pay all Taxes, assessments and other governmental charges imposed upon Borrower before any penalty or interest accrues thereon, provided, however, that Borrower shall not be required to pay any such Taxes, assessments, or charges if the validity thereof shall currently be contested in good faith by appropriate proceedings, and if Borrower shall have set aside on its Books adequate reserves with respect to such Taxes, assessments, or charges, and if Borrower shall, in any material case involving a contested payment due from Borrower, give notice in writing of such action to Lender; provided that any such Taxes, assessments, or charges shall be paid immediately upon the commencement of proceedings to foreclose any Liens securing the same, or upon institution of distress proceedings.

6. Expenses. Borrower shall pay all costs of closing the New Loan contemplated hereunder and all expenses of Lender with respect thereto, including but not limited to recording expenses, documentary stamps, surtax and other revenue fees, and any other direct expenses in conjunction with this transaction including fees incurred by Lender subsequent to the closing of the New Loan in connection with the disbursement, administration, collection, restructure, amendment, or transfer of the Old Loans.

ARTICLE IV

DEFAULTS

An event of default shall be deemed to have occurred hereunder if:

1. Default Under Promissory Note. If there is any failure to make any principal or interest payment or any other monetary payment when due as required in the Note, this Agreement or any of the Loan Documents; or

2. Non-Monetary Defaults. Any non-monetary default occurring under any of the Loan Documents other than the Note which is not cured within fifteen (15) days after receipt of written notice of same from Lender; or

3. Breach of Warranty. Any warranties made or agreed to be made in any of the Loan Documents shall be breached by Borrower, or shall prove to be false or misleading which are not cured within fifteen (15) days; or

4. Filing of Liens Against the Premises. Any lien for labor, material, taxes, or otherwise shall be filed against the security for this loan and not be released, bonded off or satisfied thirty (30) days thereafter or such lesser period of time as may be provided in the Loan Documents; or

5. Material Adverse Change. Borrower shall suffer any substantial material adverse change in financial condition which, in the reasonable opinion of Lender, could impair the ability of the Borrower to perform all of its duties and obligations under the Loan Documents; or

6. Levy Upon the Premises. A levy is made under any process on, or a receiver be appointed for the Premises or any other property of Borrower which is not removed or cured within fifteen (15) days; or

7. Bankruptcy or Insolvency of Borrower.

i) The filing by the Borrower of a voluntary petition in bankruptcy for adjudication as a bankrupt or insolvent, or the filing by the Borrower of any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future Federal, State or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or the Borrower's seeking or consenting to or acquiescence in the appointment of any trustee, receiver or liquidator of the Borrower or of all of the rents, revenues, issues, earnings, profits or income thereof, or the making of any general assignment for the benefit of creditors, or the admission in writing of its inability to pay its debts generally as they become due; or

ii) The failure to discharge within sixty (60) days of filing a petition filed against the Borrower seeking any reorganization, arrangement, composition, readjustment, liquidation or dissolution or similar relief under any present or future Federal, State or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or the appointment of any trustee, receiver or liquidator of the Borrower or of all or any substantial part of the Premises and/or the business assets contemplated for securing this transaction or of any or all of the rents, revenues, issues, earnings, profits or income thereof without the consent or acquiescence of the Borrower as applicable; or

8.

9.

10.

11. Failure to Disprove Default. Lender shall reasonably suspect the occurrence of one or more of the abovesaid events of default and Borrower, upon request of the Lender, shall fail to provide evidence reasonably satisfactory to Lender that such event or events of default have not, in fact, occurred.

ARTICLE V

REMEDIES OF LENDER

Upon the occurrence of any one or more of the events of default set out in Article IV hereof, Lender shall at its option be entitled, in addition to and not in lieu of the remedies provided for in the Note, or other documents executed in connection with the Loan, to proceed to exercise any of the following remedies:

1. Constitutes Default Under Loan Documents. Borrower agrees that the occurrence of such event of default shall constitute a default under each of the Loan Documents, thereby entitling Lender (i) to exercise any of the various remedies therein provided, including the acceleration of the indebtedness evidenced by the Note, and (ii) cumulatively to exercise all other rights, options, and privileges provided by law or in equity.

ARTICLE VI

MISCELLANEOUS

In the event of a conflict with other provisions of this Agreement, the provisions of this Article VI shall control.

1. Notices To All Parties. All notices, statements, requests, and demands given to or made upon any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given or made when delivered by confirmed electronic transmission, hand delivered or deposited in the Certified Mails of the United States, Return Receipt Requested, postage prepaid, addressed to such party at the address or addresses hereinabove stated following the names of the respective parties, or to a different address in accordance with any unrevoked written direction from such party to the other parties hereto, except in cases herein where it is expressly provided that such notice, request, or demand shall not be effective until received by the party to whom it is intended.

2. No Partnership or Joint Venture. Nothing herein nor the acts of the parties hereto shall be construed to create a partnership or joint venture between Borrower and Lender.

3. No Assignment by Borrower. Neither this Agreement nor the right to receive any advances to be made by Lender may be assigned by Borrower without the prior written consent of Lender. If Lender approves an assignment hereof by Borrower, Lender shall be entitled to make advances to such assignee and such advances shall be evidenced by the Note and secured by the Security and Loan Documents. Borrower shall remain liable for payment of all sums advanced hereunder before and after such assignment.

4. Insurance Certificates Are Acceptable. Lender has accepted certificates of insurance in lieu of original insurance policies. Upon written demand, Borrower shall furnish Lender certified copies of said insurance policies as soon as possible.

5. Use of Insurance Proceeds. Upon receipt of any casualty insurance proceeds, Lender may, in the exercise of its reasonable sole discretion, either make such proceeds available to Borrower for use in the restoration of the Improvements, or apply the proceeds to the Note or any other obligation secured by or required under the Security.

6. Extension Under Certain Non-Monetary Defaults. In the event of a non-monetary default and if such default cannot, in spite of Borrower's diligent and good faith efforts to cure such default be cured within the required fifteen (15) day period, then Borrower shall have an additional five (5) days to cure such default.

7. Availability of funds. All activities under or pursuant to this Agreement are subject to the availability of appropriated funds; and no provision shall be interpreted to require obligation or provision of funds in violation of the Anti-Deficiency Act 31 U.S.C. § 1341. All Lender activities under or pursuant to this Agreement are subject to the availability of funds.

8. Public Records. Lender, subject to the provisions of § 331.326 and § 288.075, and Chapter 119, Florida Statutes, permit public access to all documents or other materials prepared, developed or received, other than those specified as classified and/or proprietary information in conjunction with a fully executed Non-Disclosure Agreement between the parties, in connection with the performance of its obligations or the exercise of its rights under this Agreement.

9. Borrower shall not discriminate against any individual employed in the performance of this Contract, because of race, sex, creed, color, handicap, national origin or marital status.

10. Borrower shall provide a harassment-free workplace, with any allegation of harassment given priority attention and action by management.

11. Borrower shall provide a drug-free workplace with any allegation of substance abuse given priority attention and action by management.

12. SF will consider the employment of unauthorized aliens, by any contractor or subcontractor, as described by Section 274A(e) of the Immigration and Nationalization Act, cause for termination of this Agreement. To the extent possible, Borrower shall utilize reasonable efforts to verify the employment eligibility of all persons assigned by Borrower to perform work pursuant to this agreement.

13. Borrower affirms that at no time has it been convicted of a Public Entity Crime pursuant to Section 287.1 33(2)(a), Florida Statutes and agrees that it shall not violate such law and further acknowledges and agrees that any conviction during the term of this Contract may result in the termination of this Agreement.

14. Lender is a political subdivision of the State of Florida and enjoys sovereign immunity. Lender's obligations to Borrower are subject to the limitations of liability as provided in Section 768.28, Florida Statutes, as amended, and nothing herein shall act as a waiver to Lender's entitlement to sovereign immunity as a matter of statutory or common law.

15. Borrower agrees to comply with all Federal, State and local laws, rules and regulations, which may be applicable.

16. The Borrower warrants that it has the necessary and required Federal and State authority to enter into this Agreement with Lender as outlined in the Loan Documents and all other articles incorporated therein. The Borrower hereby agrees to indemnify and hold Lender harmless from and against any and all liabilities, losses, claims, costs and expenses incurred by Borrower, including attorneys' fees, costs and expenses, whether at trial, on appeal or in bankruptcy, as a result of the foregoing warranty and representation not being accurate or true.

17. WAIVER. IN THE EVENT OF ANY LITIGATION TO ENFORCE OR INTERPRET ANY OF THE PROVISIONS OF THE NOTE, OR THIS AGREEMENT, OR ANY OF THE LOAN DOCUMENTS, OR ANY COMBINATION THEREOF, THE BORROWER HEREBY WAIVES ANY AND ALL RIGHT TO DEMAND A JURY TRIAL ON ANY OF THE ISSUES. THE PARTIES SHALL SUBMIT ALL DISPUTES TO ARBITRATION.

18. The acceptance of this Agreement or any modification of this Agreement or any notices permitted or required under this Agreement may be made by facsimile or electronic transmission. Receipt of the facsimile or electronic transmission shall for the purpose of this Agreement be deemed to be an original, including signatures.

ARTICLE VII

GENERAL CONDITIONS

The following conditions shall be applicable throughout the term of this Agreement:

1. Rights of Third Parties. All conditions of the obligations of Lender hereunder, including the obligation to make advances, are imposed solely and exclusively for the benefit of Lender, its successors and assigns, and no other person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all thereof, and no other person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Lender at any time if in its sole discretion it deems it desirable to do so. In particular, Lender makes no representations and assumes no obligations as to third parties concerning the quality of the construction of the Improvements by

2. Evidence of Satisfaction of Conditions. Any condition of this Agreement which requires the submission of evidence of the existence or nonexistence of a specified fact or facts implied as a condition the existence or nonexistence, as the case may be, of such fact or facts, and Lender shall at all times be free independently to establish to its satisfaction and in its absolute discretion such existence or nonexistence.

3. Assignment. Lender shall have the unconditional right to assign all or any part of its interest hereunder to any third parties, but Borrower may not assign this Agreement or any of its rights or obligations hereunder without the prior written consent of Lender.

4. Successors and Assigns Included in Parties. Whenever in this Agreement one of the parties hereto is named or referred to, the heirs, legal representatives, successors, and assigns of such parties shall be included, and all covenants and agreements contained in this Agreement by or on behalf of the Borrower or by or on behalf of Lender shall bind and inure to the benefit of their respective heirs, legal representatives, successors and assigns whether so expressed or not.

5. Headings. The headings of the sections, paragraphs and subdivisions of this Agreement are for the convenience of reference only, are not to be considered a part hereof and shall not limit or otherwise affect any of the terms hereof.

6. Invalid Provisions to Affect No Others. In fulfillment of any provision hereof or any transaction related hereto at the time performance of such provisions shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity; and if any clause or provision herein contained operates or would prospectively operate to invalidate this Agreement in whole or in part, then such clause or provision only shall be held for naught as though not herein contained, and the remainder of this Agreement shall remain operative and in full force and effect.

7. Number and Gender. Whenever the singular or plural number, masculine or feminine, or neuter gender is used herein, it shall equally include the other.

8. Amendments. Neither this Agreement nor any provision hereof may be changed, waived, discharged, or terminated orally, but only by instrument in writing signed by the party against whom enforcement of the change, waiver, discharge, or termination is sought.

9. Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Florida.

IN WITNESS WHEREOF, Borrower and Lender have hereunto caused these presents to be executed on the date first above written.

Signed, sealed and delivered in our presence:		BORROWER: Starfighters, Inc., a Florida Corporation
/s/ Brenda Svetkoff
(Witness Signature)
Print Name:	Brenda Svetkoff

/s/ Joan F. Skaaland		By:	/s/ Richard W. Svetkoff
(Witness Signature)			Richard W. Svetkoff, as
Print Name:	Joan F. Skaaland	Its:	President or Authorized Representative

		Address:	1608 N Jasmine Avenue Tarpon Springs, FL 34689-5250

/s/ Desiree Mayfield		LENDER: Space Florida, an independent special district of the State of Florida
(Witness Signature)

Print Name:	Desiree Mayfield	By:	/s/ Howard Haug
/s/ Deborah Hubert		Howard Haug EVP and Treasurer
(Witness Signature)
Print Name:	Deborah Hubert	Address: P.O. Box 656 Cape Canaveral, FL 32899-0656

EXHIBIT "A"

SECURITY AGREEMENT

SECURITY AGREEMENT

KNOW ALL MEN BY THESE PRESENTS, that STARFIGHTERS, INC. whose address is 1608 North Jasmine Avenue, Tarpon Springs, Florida 34689, (hereinafter referred to as "Borrower") does hereby mortgage, bargain, sell, convey, assign, transfer, pledge, grant a security interest unto SPACE FLORIDA, an independent special district, a body politic and corporate, and subdivision of the State of Florida, whose address is MS: SPFL, Bldg: M6-306, Kennedy Space Center, Florida 32899, (hereinafter referred to as "Secured Party"), in the following:

A first perfected security interest in a General Electric Jet Engine J79 Serial No: 7195 (the Collateral). All claims, rights, powers or privileges and remedies relating to the foregoing or arising in connection therewith including, without limitation, all rights to make determinations, to exercise any election (including, but not limited to, election of remedies) or option or to give or receive any notice, consent, waiver or approval; together with full power and authority to demand, receive, enforce or execute any checks, or other instruments or orders, to file any claims and to take any action which may be necessary or advisable in connection with the foregoing security;

The aforementioned Collateral as the security to secure the payment of principal, interest and other sums due or to become due under a certain Note of even date from Borrower to Secured Party in the, principal amounts of ONE MILLION FOUR HUNDRED AND THIRTY SIX THOUSAND DOLLARS AND 63 CENTS ($1,436,000.63), and those certain notes from Borrower to Secured Party as described in Exhibit "D" to this Loan Agreement, and any and all extensions, modifications or renewals of said Note and notes, all present and future indebtedness, future advances, and all obligations and liabilities of Borrower hereunder to Secured Party hereunder, all liabilities, obligations and indebtedness arising under to pursuant to that certain Loan Agreement of same date between the parties and under any other instrument securing the payment of said Note and Notes, all of which are hereinafter referred to as the "Obligations".

Borrower does hereby covenant, warrant and agree as follows;

1. Collateral: Use and Location. The Collateral shall be primarily for business use. With the exception of any motor vehicle, the Collateral shall be kept at the business address of the Borrower or the Reusable Launch Vehicle Hanger located at Kennedy Space Center, Florida (hereinafter referred to as the "Collateral Address").

2. Performance of Obligations. Borrower shall pay and perform, all and singular, the Obligations, including but not limited to the payment of sums of principal and interest and other sums payable by virtue of the above described Notes promptly when due, shall perform all of Borrower's agreements herein and shall pay all taxes and assessments levied or assessed against the Collateral against this Security Agreement and against the Obligations secured hereby, whether such taxes and assessments be against the Collateral, the Obligations, the Borrower, the Secured Party or another. All such taxes and assessments shall be paid by Borrower before they become delinquent, and before the date they would have become delinquent or within thirty (30) days after payment of same. whichever shall be sooner, Borrower shall deliver to Secured Party official receipts or copies thereof, showing payment, if requested by Secured Party.

3. Performance Under Contract Documents. Borrower will duly and punctually perform and observe, any and all, the covenants, agreements, duties and obligations of Borrower under any contract documents comprising a part of the Collateral and will to the best of Borrower's ability enforce or secure the performance and observance of all of the covenants, agreements, duties and obligations of the other party or parties to any of said contract documents.

4. Ownership of Collateral. Borrower is and will be the owner of the Collateral free and clear from any lien, security interest or encumbrance, except for the lien and the obligations of this Security Agreement or any other liens which may be consented to by Secured Party in writing or which exist as of the date hereof. Borrower will, from time to time at the request of Secured Party, execute one or more financing statements and such other documents (and pay the costs of filing or recording the same in all public offices deemed necessary or desirable by Secured Party) and do such other acts and things, all as Secured Party may request to establish and maintain a valid perfected first security interest (subject only to such liens or security interests as herein provided) in the Collateral to secure the payment and performance of the Obligations. From time to time, upon the request of the Secured Party, Borrower will furnish an inventory of the Collateral to Secured Party. which inventory shall specifically describe the Collateral by make, model and serial number insofar as possible.

5. Location, Removal and Replacement of Collateral. With the exception of motor vehicles, borrower will keep the Collateral, all and singular, at the Collateral Address and shall not remove or permit same to be removed therefrom without the prior written consent of the Secured Party except that Borrower shall be entitled to dispose of such of the Collateral as has become unfit for continued use provided Borrower simultaneously replaces same with property of similar kind and for like use and provided the purchase price of such replacements shall have been paid in full and provided that the lien of this Security Agreement shall continue upon replacements. Borrower shall use reasonable care and diligence to preserve and keep the Collateral in good condition and will not permit or commit any waste, impairment or deterioration thereof and will use same only for the purpose for which same is now agreed upon to be used in connection with said improvements.

6. Sale of Collateral. Borrower will not sell or assign or attempt to sell or assign any of the Collateral and will not create or permit any other security interest or other lien or encumbrance upon such Collateral without the prior written consent of the Secured Party, except as herein above provided.

7. Maintenance of Insurance. (a) The Borrower shall maintain insurance on all motor vehicles covering no less than the replacement value of such motor vehicle(s), and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same geographic areas in which Borrower operates its business. All policies shall be from responsible companies eligible to do business in the State of Florida.

8. Proof of Insurance. Borrower shall provide proof of such insurance to Secured Party at the time of the Loan Closing, or within thirty (30) days thereafter, at the option of Secured Party, and as requested from time to time. Certificates of Insurance shall be from a reputable insurance carrier, as solely determined by the Secured Party, and set forth the insurance coverages and limits required herein. In addition, certified, true and exact copies of the insurance policies required herein shall be provided to the Secured Party, on a timely basis, if requested by the Secured Party.

9. Notice of Cancellation. The required policies of insurance shall be endorsed to provide that the insurance company shall notify the Secured Party at least thirty (30) days written notice prior to the effective date of any cancellation, non-renewal or modification of such policies. Such notice shall be delivered by certified or registered mail to the attention of:

Desiree Mayfield
Space Florida
Mail Stop SPFL
Building M6-306, Room 9030, State Road 405
Kennedy Space Center, Florida 32899

10. Forced Placement of Insurance Coverage. If the Borrower fails to provide or maintain the insurance coverages required in this Security Agreement at any time during the term of this Agreement, the Secured Party may, at its sole discretion, purchase such coverages and charge the Borrower for such coverages purchased which shall be paid by Borrower within forty five (45) days or it shall be credited from the Borrower's net payment.  The Secured Party shall be under no obligation to purchase such insurance or be responsible for the coverages purchased or the financial stability or responsibility of the insurance company used. The decision of the Secured Party to purchase such insurance coverages shall in no way be construed as a waiver of its rights under this Agreement.

11. Failure to Perform. Borrower shall pay, all and singular, the expenditures, costs, charges and expense, including Borrower's costs to obtain Forced Placement insurance under section 10. above, reasonable attorneys' fees and costs of title searches and information requests, incurred or paid at any time by the Secured Party because of the failure on the part of the Borrower promptly and fully to perform and pay the Obligations, and all such costs, charges and expenses shall be immediately due and payable and shall bear interest at the default rate of interest set forth in the Note from date of payment by Secured Party until repaid by Borrower and, together with such interest, shall be, secured by the lien of this Security Agreement.

12. Defaults. Borrower shall be in default fifteen (15) days after a monetary default and fifteen (15) days after a non-monetary default under this Agreement upon the happening of any of the following events or conditions: (a) failure or omission to perform or pay when due any obligation (including any installment thereof or interest thereon); (b) any warranty, representation or statement made or furnished to Secured Party by or on behalf of Borrower proves to have been false in any material respect when made or furnished; (c) Borrower shall make an assignment for the benefit of Creditors; (d) a Receiver is appointed for Borrower or any part of the Collateral; (e) Borrower files a Petition in Bankruptcy, is adjudicated a bankrupt, or files any petition or institutes any proceedings under the National Bankruptcy Act with respect to Borrower's assets and liabilities; (f) if Borrower defaults in, breaches or fails to perform any one or more of the covenants and agreements contained in either this Security Agreement executed of even date herewith by the Borrower.

13. Remedies. Upon the occurrence of any monetary default which remains uncured for ten (10) days or more, or upon the occurrence of any non-monetary default which remains uncured for thirty (30) days or more, Secured Party may, at its option, declare all Obligations secured hereby, or any of them notwithstanding any provision thereof, immediately due and payable without further demand or notice of any kind and the same thereupon shall immediately become and be due and payable without demand or notice, and Secured Party shall have and may exercise from time to time; any and all rights and remedies of a Secured Party under the Uniform Commercial Code of the State of Florida and any and all other rights and remedies available to it under any other applicable law, including the right to foreclose this Security Agreement. In the event of a default which is not cured within the, applicable curative period, if any, upon request or demand of Secured Party, Borrower shall, at Borrower's expense, assemble the Collateral and make it available to the Secured Party and Borrower shall promptly pay all costs of Secured Party of collection of any and all of the Obligations and enforcement of rights hereunder, including reasonable attorneys' fees and legal expenses and expenses of any repairs to any of the Collateral and expenses of any repairs to any realty or other property to which any of the Collateral may be affixed or be a part. Expenses of retaking, holding, preparing for sale, selling or the like, shall include those incurred on appeal, if any.

14. Waiver of Default. No waiver by Secured Party of any default shall operate as a waiver of any other default or of the same default on a future occasion. No delay or omission on the part of Secured Party in exercising any right or remedy shall operate as a waiver thereof or the exercise of any other right or remedy. Time is of the essence of this Agreement.

15. Cumulative Provisions. The provisions of this Agreement are cumulative and in addition to the provisions of the Note secured by this Agreement and other instruments seeming said Note and Secured Party shall have all the benefits, rights and remedies of and under the Note secured hereby and any other instrument securing same. All rights of Secured Party hereunder shall inure to the benefit of its successors and assigns and all obligations of Borrower hereunder shall bind the successors and assigns of Borrower.

16. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Florida, excepting, however, its laws or principles regarding conflicts of laws or choice of laws. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity only, without invalidating the remainder of such provisions or of the remaining provisions of this Agreement.

17. Defaults Under Note, Etc. For purposes hereof, defaults under the Note shall be deemed to be monetary defaults and defaults hereunder other than monetary defaults under the Note, shall be deemed "non-monetary defaults".

18. Assignment. In the event of any assignment hereof by Secured Party, Borrower covenants and agrees that Borrower will not assert against any assignee hereof any claim or defense which Borrower may have against Secured Party, except Borrower may assert against any such assignee any defense of a type which may be asserted against a holder in due course of a negotiable instrument under the Uniform Commercial Code of the State of Florida.

19. Particular Terms. As used herein, the terms "attorney's fees" or "attorneys' fees" shall also include charges for paralegals, law clerks and other staff members operating under the supervision of an attorney. Any award or payment of attorneys' fees shall include as a part thereof, any and all sales or use taxes which may be imposed thereon by any governmental authority.

20. Borrower's Information for UCC Filings.

Name of "Borrower":	Starfighters, Inc, a Florida Corporation

Principal Place of Business of "Borrower":	1608 N. Jasmine Avenue, Tarpon Springs, Florida 34689

Time Period "Borrower" has been operating under said name:	11 years

Name of "Secured Party":	Space Florida

21. Notices. Any notice to Borrower provided for in this Security Agreement shall be given by delivering it or by mailing it by first class mail unless applicable law requires use of another method. The notice shall be directed to the Property Address or any other address Borrower designates by notice to Lender. Any notice to Lender shall be given by first class mail to Lender's address stated herein or any other address Lender designates by notice to Borrower. Any notice provided for in this Mortgage shall be deemed to have been given to Borrower or Lender when given as provided in this paragraph.

22. Further Assurances; After-Acquired Property. At any time, and from time to time upon request by Secured Party, Borrower will make, execute and deliver, or cause to be made, executed and delivered, to Secured Party and, where appropriate, cause to be recorded and/or filed and from time to time thereafter to be re-recorded and/or re-filed at such time and in such offices and places as shall reasonable be deemed desirable by Secured Party; any and all such other and further security agreements, financing statements, continuation statements, instruments of further assurance, certificates, and other documents as may, in the reasonable opinion of Secured Party, be necessary or desirable in order to effectuate, complete or perfect, or to continue and preserve (i) the obligation of Borrower under the Notes and under this Agreement and (ii) the security interest created by this Agreement as a first and prior security interest upon and security title in and to the aforementioned Collateral. Upon any failure by Borrower so to do, Secured Party may make, execute, record, file, re-record and/or re-file any and all such security agreements, financing statements, continuation statements, instruments, certificates and documents for and in the name of Borrower, and Borrower hereby irrevocably appoints Secured Party the agent and attorney-in-fact of Borrower to do so. The lien of this Agreement and the first and prior security interest created hereby will automatically attach, without further act, to all after-acquired property attached to and/or used in the operation of the Borrower's business or any part thereof.

23. The acceptance of this Agreement or any modification of this Agreement or any notices permitted or required under this Agreement may be made by facsimile or electronic transmission. Receipt of the facsimile or electronic transmission shall for the purpose of this Agreement be deemed to be an original, including signatures.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the latest of the dates set forth below effective as of the 16th day of February, 2012.

Witnesses:	Borrower: Starfighters, Inc. a Florida Corporation
/s/ Brenda Svetkoff

	By:	/s/ Richard W. Svetkoff
/s/ Connie Cochran		Richard W. Svetkoff, as
	Its:	President or Authorized Representative

Witnesses:	Secured Party: Space Florida an independent special district of the State of Florida
/s/ Desiree Mayfield

	By:	/s/ Howard Huag
/s/ Deborah Hubert		Howard Haug
EVP and Treasurer

EXHIBIT "B"

PROMISSORY NOTE

February ____, 2012	$1,463,000.36	Brevard County, Florida

PROMISSORY NOTE

FOR VALUE RECEIVED the undersigned, STARFIGHTERS INC., a Florida corporation, ("Maker"), whose address is 1608 N. Jasmine Avenue, Tarpon Springs, Florida 34689, promises to pay to the order of SPACE FLORIDA, an independent special district, a body politic and corporate, and a subdivision of the State of Florida, ("Holder"), at MS: SPFL: Building M6-306: Room 9030: Kennedy Space Center, Florida 32899, or such other place as Holder may from time to time designate in writing, the principal sum of __ ONE MILLION FOUR HUNDRED AND THIRTY SIX THOUSAND DOLLARS AND 63 CENTS ($1,436,000.63), plus accrued interest, to be paid in lawful money of the United States of America, as follows:

1. The use of all proceeds distributed under this note is to assist the Maker with the acquisition of aircraft, aircraft engine, related ancillary parts and equipment, and shipping costs associated therewith; to be used to perform suborbital flight activities of the Maker, and other such activities that are consistent with the mission and purpose of the Holder.

2. This Note evidences a non-revolving seven (7) year interest-only term loan, amortizing over ten (10) years which shall bear interest at the fixed rate of one percent (1%) of the total loan amount, (the "Interest Rate").

3. This Note shall not carry any payments for a period of twelve (12) months from the execution date; followed by a period of 114 (114) months of interest only installment payments. Additionally, Maker begins to pay the Holder an annual payment due on each of the anniversary dates of this Note pursuant to the following schedule:

Beginning on the second anniversary date of the loan, and each year thereafter, Maker will make a one-time payment equivalent to one percent (1%) of the principal balance to Holder.

4. This Note may be prepaid in whole or in part at any time, without penalty or premium. Any payment or prepayment hereunder shall be applied first to unpaid costs of collection and late charges, if any, then to accrued and unpaid interest and the balance, if any, to installments of principal, in the inverse order of their maturity.

5. After maturity or acceleration, this Note shall bear interest at the Default Interest Rate until paid in full.

This Note is secured by a Security Agreement encumbering Borrower's assets, and UCC-1 Financing Statements, all of even date herewith. The foregoing and all other agreements, instruments and documents delivered in connection therewith and herewith are collectively referred to as the "Loan Documents."

This Note has been executed and delivered in, and is to be governed by and construed under the laws of; the State of Florida, as amended, except as modified by the laws and regulations of the United States of America. In the event that payment of this Note is secured by a first lien on real estate, or by a pledge of any of the other forms of collateral, then the interest due hereunder is being charged pursuant to applicable Florida law.

Maker shall have no obligation to pay interest or payments in the nature of interest in excess of the maximum rate of interest allowed to be contracted for by law, as changed from time to time, applicable to this Note (the "Maximum Rate"). Any interest in excess of the Maximum Rate paid by Maker ("excess sum") shall be credited as a payment of principal, or, if Maker so requests in writing, returned to Maker, or, if the indebtedness and other obligations evidenced by this Note have been paid in full, returned to Maker together with interest at the same rate as was paid by Maker during such period. Any excess sum credited to principal shall be credited as of the date paid to Holder. The Maximum Rate varies from time to time and from time to time there may be no specific maximum rate. Holder may, without such action constituting a breach of any obligations to Maker, seek judicial determination of the applicable rate of interest, and its obligation to pay or credit any proposed excess sum to Maker.

The "Default Interest Rate" shall be ten percent (10%).

Holder shall have the right to declare the total unpaid balance hereof to be immediately due and payable in advance of the Maturity Date upon the failure of Maker to pay within five (5) days when due any payment of principal or interest or other amount due hereunder; or upon the occurrence of an event of default pursuant to any other Loan Documents now or hereafter evidencing, securing or guarantying payment of this Note. Exercise of this right shall be without notice to Maker or to any other person liable for payment hereof, notice of such exercise being hereby expressly waived by Maker.

Any payment hereunder not paid within five (5) days when due except for the payment due at maturity which must be paid at the Maturity Date shall bear interest at the Default Interest Rate from the due date until paid.

Provided Holder has not accelerated this Note, Maker shall pay Holder a late charge of ten percent (10%) of any required payment which is not received by Holder within five (5) days when said payment is due. The parties agree that said charge is a fair and reasonable charge for the late payment and shall not be deemed a penalty.

Holder is hereby given a security interest in the Collateral, property of the Maker now or at any time hereafter in the possession of Holder in any capacity whatsoever, that is subject to the Security Agreement executed in conjunction with this transaction, including but not limited to any balance or share of any deposit, trust, or agent account as security for the payment of this note, and a similar lien upon and security interest in all such property of each Maker as security for the payment of all other liabilities of each Maker to Holder (including liabilities of each Maker and any other person); and Holder shall have the same rights as to such property as it has with respect to the Collateral as such is defined in the Mortgage.

If Holder deems itself insecure or upon the occurrence of any default hereunder Holder shall have the remedies of a secured party under the Uniform Commercial Code and, without limiting the generality of the foregoing, Holder shall have the right, immediately and without further action by it, to set off against this note all money owed by Holder in any capacity to each or any Obligor, whether or not due, and also to set off against all other liabilities of each Maker to Holder all money owed by Holder in any capacity to each or any Maker; and Holder shall be deemed to have exercised such right of set-off and to have made a charge against any such money immediately upon the occurrence of such default even though such a charge is made or entered on the books of Holder subsequent thereto. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Holder will give Maker reasonable notice of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made. The requirement of reasonable notice shall be met if such notice is mailed, postage prepaid, to any Maker at the address given below or at any other address shown on the records of the Holder, at least five (5) days before the time of the sale or disposition. Upon disposition of any Collateral after the occurrence of any default hereunder, Maker shall be and remain liable for any deficiency; and Holder shall account to Maker for any surplus, but Holder shall have the right to apply all or any part of such surplus (or to hold the same as a reserve against) any and all other liability of each or any Maker to Holder. The Maker promises and agrees to pay all costs and expenses of collection and reasonable attorneys' fee, including costs, expenses and reasonable attorneys' fees on appeal, if collected by legal proceedings or through an attorney at law.

Holder shall have the right to declare the total unpaid balance hereof to be immediately due and payable in advance of the Maturity Date (1) upon the refinance of its existing debt by the Maker: or (2) within thirty (30) days of the request of the Holder.

Time is of the essence hereunder. In the event that this Note is collected by law or through attorneys at law, or under advice therefrom, Maker agrees to pay all costs of collection, including reasonable attorneys' fees, whether or not suit is brought, and whether incurred in connection. with collection, trial, appeal, bankruptcy or other creditors' proceedings or otherwise.

Acceptance of partial payments or payments marked "payment in full" or "in satisfaction" or words to similar effect shall not affect the duty of Maker to pay all obligations due hereunder, and shall not affect the right of Holder to pursue all remedies available to it under any Loan Documents,

The remedies of Holder shall be cumulative and concurrent, and may be pursued singularly, successively or together, at the sole discretion of Holder, and may be exercised as often as occasion therefore shall arise. No action or omission of Holder, including specifically any failure to exercise or forbearance in the exercise of any remedy, shall be deemed to be a waiver or release of the same, such waiver or release to be effected only through a written document executed by Holder and then only to the extent specifically recited therein. A waiver or release with reference to any one event shall not be construed as continuing or as constituting a course of dealing, nor shall it be construed as a bar to, or as a waiver or release of: any subsequent remedy as to a subsequent event.

Maker hereby consents and submits to the jurisdiction of the courts of the State of Florida, and, notwithstanding its place of residence or organization or the place of execution of this Note, any litigation/arbitration relating hereto, whether arising in contract or tort, by statute or otherwise, shall be brought in (and, if brought elsewhere, may be transferred to) a State court of competent jurisdiction in Brevard County, Florida.

Any notice to be given or to be served upon any party hereto in connection with this Note, whether required or otherwise, may be given in any manner permitted under the Loan Documents.

If more than one party shall execute this Note, the term "Maker" shall mean all parties signing this Note, who shall be jointly and severally obligated hereunder. The term "other person liable for payment hereof" shall include any endorser, guarantor, surety or other person now or hereafter primarily or secondarily liable for the payment of this Note, whether by signing this or another instrument.

Whenever the context so requires, the neuter gender includes the feminine and/or masculine, as the case may be, and the singular number includes the plural, and the plural number includes the singular.

Maker and any other person liable for the payment hereof respectively, hereby (a) expressly waive any valuation and appraisal, presentment, demand for payment, notice of dishonor, protest, notice of nonpayment or protest, all other forms of notice whatsoever, and diligence in collection; (b) consent that Holder may, from time to time and without notice to any of them or demand, (i) extend, rearrange, renew or postpone any or all payments, (ii) release, exchange, add to or substitute all or any part of the collateral for this Note, and/or (iii) release Maker (or any co-maker) or any other person liable for payment hereof, without in any way modifying, altering, releasing, affecting or limiting their respective liability or the lien of any security instrument; and (c) agree that Holder, in order to enforce payment of this Note against any of them. shall not be required first to institute any suit or to exhaust any of its remedies against Maker (or any co-maker) or against any other person liable for payment hereof or to attempt to realize on any collateral for this Note.

Lender may request periodically as it deems necessary, complete and current financial statements, balance sheets, profit and loss statements, and cash flow information for Maker and Cosigner in accordance with the Loan Documents executed or delivered in connection with this Loan.

Maker understands and agrees that the jury waiver, additional agreements and provisions hereby incorporated by reference, constitute agreements of the Maker and a part of this Note.

Maker acknowledges receipt of a completed copy of this Note.

JURY WAIVER, MAKER AND HOLDER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE THE RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY OTHER DOCUMENT OR INSTRUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR HOLDER ENTERING INTO THIS AGREEMENT. FURTHER, MAKER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF HOLDER, NOR THE HOLDER'S COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT HOLDER WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. NO REPRESENTATIVE OR AGENT OF THE HOLDER, NOR HOLDFR'S COUNSEL HAS THE AUTHORITY TO WAIVE, CONDITION, OR MODIFY THIS PROVISION.

Maker acknowledges that the above paragraph has been expressly bargained for by Holder as part of the loan evidenced hereby and that, but for Maker's agreement and the agreement of any other person liable for payment hereof thereto, Holder would not have extended to the loan for the term and with the interest rate provided herein.

IN WITNESS WHEREOF, Maker has executed this Note on the day and year first above written.

MAKER

STARFIGHTERS, INC. a Florida Corporation

By:	/s/ Richard W. Svetkoff
Richard W. Svetkoff, as President
President or Authorized Representative

Address of Maker:
1608 N Jasmine Avenue Tarpon Springs, FL 34689-5250225 S.

Documentary Stamps in the amount of $1,400.00 have been affixed to this promissory note.